UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 22, 2013
Date of Report (date of earliest event reported)

AMERICAN REALTY CAPITAL TRUST, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35439	71-1036989
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor
New York, New York 10022
(Address of principal executive offices, including zip code)

(646) 937-6900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Merger (as defined below), American Realty Capital Trust, Inc. (the “Company”) notified the NASDAQ Global Select Market (the “NASDAQ”) on January 22, 2013 that each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger which occurred on January 22, 2013 (the “Effective Time”), was converted into the right to receive a combination of (i) $0.35 in cash, (ii) 0.2874 of a share of common stock, par value $0.01 per share, of Realty (as defined below) (“Realty Common Stock”) and (iii) cash payable in lieu of any fractional shares of Realty Common Stock (collectively, the “Merger Consideration”), and the Company requested that the NASDAQ (A) suspend trading in the Company Common Stock as of the close of business on January 22, 2013 and (B) file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report that the Company Common Stock is no longer listed on the NASDAQ.

Item 3.03. Material Modification to Rights of Security Holders.

At the Effective Time, each issued and outstanding share of Company Common Stock was converted into the right to receive the Merger Consideration.

In addition, as provided in the Merger Agreement (as defined below), any options to purchase shares of Company Common Stock that were outstanding and unexercised at the Effective Time were converted into the right to receive a number of shares of Company Common Stock equal to (A) the number of shares of Company Common Stock subject to each such option, less (B) the number of shares of Company Common Stock equal in value to the aggregate exercise price of each option, assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the consummation of the Merger, which shares of Company Common Stock were converted into the right to receive the Merger Consideration. Immediately prior to the Effective Time, the vesting of each share of Company restricted stock was accelerated, and each such share was converted into the right to receive the Merger Consideration.

See also Item 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing of this Current Report on Form 8-K above.

Item 5.01. Changes in Control of Registrant.

On January 22, 2013, the Company completed its merger (the “Merger”) with Tau Acquisition LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of Realty Income Corporation, a Maryland corporation (“Realty”), whereby the Company merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Realty (the “Surviving Entity”). The Merger was effected pursuant to an Agreement and Plan of Merger dated as of September 6, 2012, by and among the Company, Realty and Merger Sub, as amended by the First Amendment to Agreement and Plan of Merger dated as of January 6, 2013 (collectively and as amended, the “Merger Agreement”). The Merger became effective upon the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware on January 22, 2013.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Reports on Form 8-K filed with the SEC on September 6, 2012 and January 7, 2013.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Merger, each of the following members of the Company’s Board of Directors resigned from the Board of Directors of the Company, effective immediately prior to the Effective Time: Robert H. Burns, William M. Kahane, Leslie D. Michelson, Nicholas S. Schorsch and William G. Stanley. These resignations were not a result of any disagreements between the Company and the current directors on any matter relating to the Company’s operations, policies or practices.

Simultaneous with the resignations described above, each of the following officers of the Company resigned, effective immediately prior to the Effective Time: William M. Kahane as Chief Executive Officer and President, Brian D. Jones as Chief Financial Officer, Treasurer and Executive Vice President, and Susan E. Manning as Chief Accounting Officer and Secretary.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger, at the Effective Time, (i) the certificate of formation of Merger Sub as in effect immediately prior to the Merger became the certificate of formation of the Surviving Entity, and (ii) the limited liability company agreement of Merger Sub as in effect immediately prior to the Merger became the limited liability company agreement of the Surviving Entity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: January 22, 2013	By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer and President